Exhibit 99.1

RADNOR HOLDINGS CORPORATION

COMPLETES SALE OF $70 MILLION

OF SENIOR SECURED NOTES

Radnor, PA., April 27, 2004. Radnor Holdings Corporation (“Radnor”) announced today the completion of the sale of $70.0 million of its senior secured floating rate notes due 2009. The notes bear interest equal to LIBOR plus 6.75% per year, adjusted quarterly. The proceeds of the sale of the notes were used to repay certain bank term and revolving credit borrowings under Radnor’s current senior credit agreements.

The notes have been sold in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes have not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This communication shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

For further information, please contact R. Radcliffe Hastings, Executive Vice President and Treasurer of Radnor Holdings Corporation, or Michael V. Valenza, Senior Vice President and Chief Financial Officer of Radnor Holdings Corporation, at 610-341-9600.